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                                                                   EXHIBIT 99.1


                            [LETTERHEAD FOR LITTON]



                             FOR IMMEDIATE RELEASE



LITTON COMPLETES PURCHASE OF PRC INC.



       WOODLAND HILLS, CA, Feb. 16 -- Litton Industries, Inc. has announced completion of the purchase of PRC Inc. from The Black & Decker Corporation for approximately $425 million in cash.

       PRC had estimated 1995 sales of approximately $720 million. Based in McLean, VA, PRC is a diversified information technology company engaged in systems management and integration. PRC designs, develops, integrates and supports computer-based information systems and re-engineers business processes for U.S. government departments, commercial customers and state and local governments.

       Litton Chairman and Chief Executive Officer John M. Leonis said, "PRC is a major supplier of information technology products and services to growing government markets. The combination of our businesses will strengthen Litton's ability to provide more comprehensive service to our command,

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                                                          News
                                                          Release
                                                          Message JILHW/Page 2

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control and communications (C3) systems customers, while expanding the capabilities of our other defense electronics businesses. PRC will operate as a unit of our C3 group."

       Litton has offered employment to virtually all of PRC's approximately 5,600 employees in Virginia and facilities across the U.S.

       Litton is a leader in worldwide technology markets for advanced electronic and defense systems, and a major designer and builder of surface combatant ships for the U.S. Navy and allied nations.



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